Exhibit 99.1

Southland Announces Fourth Quarter & Full Year 2025 Results

GRAPEVINE, Texas, March 26, 2026 -- Southland Holdings, Inc. (NYSE American: SLND and SLND WS) (“Southland”), a leading provider of specialized infrastructure construction services, today announced financial results for the quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Results Include:

●	Revenue of $104.0 million for the quarter ended December 31, 2025, compared to $267.3 million for the quarter ended December 31, 2024.

●	Gross loss of $193.4 million for the quarter ended December 31, 2025, compared to $7.7 million in gross profit for the quarter ended December 31, 2024.

●	Net loss attributable to stockholders of $216.4 million, or $(4.00) per share for the quarter ended December 31, 2025, compared to a net loss attributable to stockholders of $4.2 million, or $(0.09) per share for the quarter ended December 31, 2024.

●	EBITDA of $(202.2) million for the quarter ended December 31, 2025, compared to $(2.7) million for the quarter ended December 31, 2024. (1)

●	Backlog of $2.03 billion.(1)

Full Year 2025 Results Include:

●	Revenue of $772.2 million for the year ended December 31, 2025, compared to $980.2 million for the year ended December 31, 2024.

●	Gross loss of $155.3 million for the year ended December 31, 2025, compared to $63.0 million in gross loss for the year ended December 31, 2024.

●	Income tax expense of $56.5 million for the year ended December 31, 2025, primarily driven by a non-cash charge related to the establishment of a valuation allowance on deferred taxes, compared to income tax benefit of $46.9 million for the year ended December 31, 2024. (2)

●	Net loss attributable to stockholders of $306.5 million, or $(5.67) per share for the year ended December 31, 2025, compared to a net loss attributable to stockholders of $105.4 million, or $(2.19) per share for the year ended December 31, 2024.

●	EBITDA of $(191.4) million for the year ended December 31, 2025, compared to $(100.4) million for the year ended December 31, 2024. (1)

Frank Renda, Southland’s President & CEO said, “While I am disappointed in this quarter’s results, I am fully accountable for our results and am committed to the strategic plan we have launched to move Southland forward. The capital support provided by our sureties, including replacing our senior lender, is a significant vote of confidence in our team and provides us additional financial flexibility to focus on the project execution of our $2 billion backlog. As part of our plan, we continue to focus on core market opportunities with higher margins, as evidenced by the recently announced $118 million of project awards, led by a data center project. We are also taking decisive action to right-size our asset base and pay down debt, positioning Southland to emerge from this period as a leaner, more disciplined, and more profitable organization.”

(1)	Please refer to “Non-GAAP Measures” and reconciliations for our non-GAAP financial measures, including, “EBITDA” and “Backlog”
(2)	This allowance is required under GAAP. This does not limit utilization of the respective tax assets in the future.

Business Update:

Washington State Convention Center Adverse Ruling

The fourth quarter and full year 2025 financial results were impacted by a $135.8 million unfavorable adjustment related to an adverse trial court ruling involving the construction of the Washington State Convention Center (“WSCC”). This was a legacy project that Southland acquired through the 2020 acquisition of American Bridge. The unfavorable adjustment reflects the reversal of Southland’s expected recovery of American Bridge’s initial claims for damages and the recognition of a long-term liability as a result of the counterclaim by the counterparty awarded to the counterparty in the trial court ruling. On January 15, 2026, the trial court entered a judgment against American Bridge and certain of its sureties, jointly and severally, in the principal amount of $57.1 million. Interest and fees were assessed by the court at a later date. Because the adverse ruling makes the likelihood of recovering the claimed amount and collectability no longer probable, the Company derecognized contract assets as of December 31, 2025, on its consolidated balance sheet, resulting in a $40.3 million non-cash charge to revenue on its consolidated statement of operations for the quarter and year ended December 31, 2025.

While the Company intended to appeal as of December 31, 2025, certain of its sureties entered into negotiations with the counterparty on behalf of the Company subsequent to December 31, 2025, in accordance with certain rights available to the sureties included in certain General Indemnity Agreements (“GIAs”). Any settlement that is agreed upon will be paid by certain of Southland’s sureties under the respective GIAs with the sureties. The sureties agreed to forbear on seeking repayment of any settlement related to the WSCC adverse ruling until at least March 27, 2027. Based on these negotiations and due to the events occurring prior to December 31, 2025, that led to the adverse ruling, the Company recorded a long-term accrued liability of $89.1 million and a reduction to retainage receivables of $6.4 million on the consolidated balance sheet related to the principal judgment, fees, sanctions and interest as of December 31, 2025. This resulted in a decrease in revenue of $6.4 million and an increase of $89.1 million in cost of construction on the Company’s consolidated statements of operations for the quarter and year ended December 31, 2025. The total impact to the consolidated statements of operations for the fourth quarter and full year 2025 is $135.8 million, of which $46.7 million is recorded as a reduction of revenue and $89.1 million is recorded in cost of construction. The total impact to the consolidated balance sheets is a $40.3 million reduction in contract assets, a $6.4 million reduction in retainage receivables, and a $89.1 million increase in other noncurrent liabilities.

Strategic Plan

Southland has launched a strategic plan focused on the following:

●	Capital Restructuring: The Company executed a comprehensive restructuring of its senior credit facility. Southland’s sureties have replaced the previous senior lender, assuming the remaining $110 million in debt. The sureties have agreed to waive all scheduled quarterly principal and monthly interest payments through maturity, which is expected to reduce debt service requirements by approximately $27 million over the next twelve months. The Company and the sureties are working on an amendment to the credit agreement.

●	Liquidity & Support: The Company has secured approximately $116 million in funding from its sureties to support ongoing bonded construction projects. This included approximately $14 million as of December 31, 2025, and $102 million subsequent to year end. This partnership should provide Southland with enhanced financial flexibility to successfully close out legacy contracts while executing on the remainder of its $2 billion backlog. Repayment terms are currently being negotiated in a long-term financing agreement and the sureties have agreed to forbear any repayment until at least March 27, 2027.

●	Asset Monetization: To further strengthen the balance sheet, the Company expects to monetize non-core assets, including idle equipment and certain real estate holdings. This initiative should optimize the asset base and aligns the fleet with Southland’s core project footprint. Proceeds from these asset sales, alongside the resolution of certain claims, are expected to pay down the senior credit facility prior to maturity.

●	Core Market Focus: Moving forward, the Company continues to concentrate its bidding activity on water resource, bridge, marine, and tunnel projects in geographies where its teams have historically delivered the highest margins. This disciplined approach is yielding results, as evidenced by $118 million of recently announced awards, including a $48 million contract for critical utility infrastructure at a Southwest data center.

2025 Fourth Quarter & Full Year Results

Condensed Consolidated Statements of Operations

	Three Months Ended
(Amounts in thousands)	December 31, 2025	December 31, 2024
Revenue	$103,957	$267,250
Cost of construction	297,334	259,584
Gross profit (loss)	(193,377)	7,666
Selling, general, and administrative expenses	16,999	15,708
Operating loss	(210,376)	(8,042)
Gain (loss) on investments, net	165	(207)
Other income, net	180	1,201
Interest expense	(8,996)	(9,617)
Losses before income taxes	(219,027)	(16,665)
Income tax benefit	(323)	(14,096)
Net loss	(218,704)	(2,569)
Net income (loss) attributable to noncontrolling interests	(2,291)	1,586
Net loss attributable to Southland Stockholders	$(216,413)	$(4,155)

Net loss per share attributable to common stockholders
Basic (1)	$(4.00)	$(0.09)
Diluted (1)	$(4.00)	$(0.09)
Weighted average shares outstanding
Basic (1)	54,113,036	47,877,558
Diluted (1)	54,113,036	47,877,558

(1)	Basic net loss per share is the same as diluted net loss per share attributable to common stockholders for the three months ended December 31, 2025, and December 31, 2024, because the inclusion of potential shares of common stock would have been anti-dilutive for the period presented.

Revenue for the three months ended December 31, 2025, was $104.0 million, a decrease of $163.3 million, or 61.1%, compared to the three months ended December 31, 2024. Materials & Paving business had a reversal of $10.6 million to revenue in the three months ended December 31, 2025.

Gross loss for the three months ended December 31, 2025, was $193.4 million compared to gross profit of $7.7 million for the three months ended December 31, 2024. Gross margin decreased from 2.9% to (186.0)% for the three months ended December 31, 2025, compared to the three months ended December 31, 2024. Materials & Paving business negatively impacted gross loss by $26.9 million in the three months ended December 31, 2025.

Selling, general, and administrative costs for the three months ended December 31, 2025, were $17.0 million, an increase of $1.3 million, or 8.2%, compared to the three months ended December 31, 2024. Selling, general, and administrative costs as a percent of revenue were 16.4% for the three months ended December 31, 2025, compared to 5.9% for the three months ended December 31, 2024.

Condensed Consolidated Statements of Operations

	Year Ended
(Amounts in thousands)	December 31, 2025	December 31, 2024
Revenue	$772,168	$980,179
Cost of construction	927,427	1,043,219
Gross loss	(155,259)	(63,040)
Selling, general, and administrative expenses	61,623	63,274
Operating loss	(216,882)	(126,314)
Gain (loss) on investments, net	291	(225)
Other income, net	1,744	3,631
Interest expense	(37,019)	(29,512)
Losses before income taxes	(251,866)	(152,420)
Income tax expense (benefit)	56,497	(46,892)
Net loss	(308,363)	(105,528)
Net loss attributable to noncontrolling interests	(1,823)	(163)
Net loss attributable to Southland Stockholders	$(306,540)	$(105,365)

Net loss per share attributable to common stockholders
Basic (1)	$(5.67)	$(2.19)
Diluted (1)	$(5.67)	$(2.19)
Weighted average shares outstanding
Basic (1)	54,049,705	48,073,973
Diluted (1)	54,049,705	48,073,973

(1)	Basic net loss per share is the same as diluted net loss per share attributable to common stockholders for the year ended December 31, 2025, and December 31, 2024, because the inclusion of potential shares of common stock would have been anti-dilutive for the period presented.

Revenue for the year ended December 31, 2025, was $772.2 million, a decrease of $208.0 million, or 21.2%, compared to the year ended December 31, 2024. Materials & Paving business contributed $52.1 million to revenue in the year ended December 31, 2025.

Gross loss for the year ended December 31, 2025, was $155.3 million compared to gross loss of $63.0 million for year ended December 31, 2024. Gross margin decreased from (6.4)% to (20.1)% for the year ended December 31, 2025, compared to the year ended December 31, 2024. Materials & Paving business negatively impacted gross loss by $42.8 million in the year ended December 31, 2025.

Selling, general, and administrative costs for the year ended December 31, 2025, were $61.6 million, a decrease of $1.7 million, or 2.6%, compared to the year ended December 31, 2024. Selling, general, and administrative costs as a percent of revenue were 8.0% for the year ended December 31, 2025, compared to 6.5% for the year ended December 31, 2024.

Segment Revenue

	Three Months Ended
(Amounts in thousands)	December 31, 2025		December 31, 2024
		% of Total		% of Total
Segment	Revenue	Revenue	Revenue	Revenue
Civil	$58,403	56.2%	$103,798	38.8%
Transportation	45,554	43.8%	163,452	61.2%
Total revenue	$103,957	100.0%	$267,250	100.0%

	Year Ended
(Amounts in thousands)	December 31, 2025		December 31, 2024
		% of Total		% of Total
Segment	Revenue	Revenue	Revenue	Revenue
Civil	$342,330	44.3%	$323,288	33.0%
Transportation	429,838	55.7%	656,891	67.0%
Total revenue	$772,168	100.0%	$980,179	100.0%

Segment Gross Profit (Loss)

	Three Months Ended
(Amounts in thousands)	December 31, 2025		December 31, 2024
		% of Segment		% of Segment
Segment	Gross Loss	Revenue	Gross Profit	Revenue
Civil	$(31,319)	(53.6)%	$8,031	7.7%
Transportation	(162,058)	(355.7)%	(365)	(0.2)%
Gross profit	$(193,377)	(186.0)%	$7,666	2.9%

	Year Ended
(Amounts in thousands)	December 31, 2025		December 31, 2024
		% of Segment		% of Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Civil	$16,344	4.8%	$16,725	5.2%
Transportation	(171,603)	(39.9)%	(79,765)	(12.1)%
Gross profit (loss)	$(155,259)	(20.1)%	$(63,040)	(6.4)%

EBITDA Reconciliation

	Three Months Ended Year ended
(Amounts in thousands)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net loss attributable to Southland Stockholders	$(216,413)	$(4,155)	$(306,540)	$(105,365)
Depreciation and amortization	5,683	6,373	23,213	23,298
Income tax expense (benefit)	(323)	(14,096)	56,497	(46,892)
Interest expense	8,996	9,617	37,019	29,512
Interest income	(137)	(464)	(1,610)	(991)
EBITDA	$(202,194)	$(2,725)	$(191,421)	$(100,438)

Backlog

(Amounts in thousands)	Backlog
Balance: December 31, 2024	$2,572,912
New contracts, change orders, and adjustments	230,336
Less: contract revenue recognized in 2025	(772,168)
Balance December 31, 2025	$2,031,080

Condensed Consolidated Balance Sheets

	As of
(Amounts in thousands, except shares and per share data)	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$52,713	$72,185
Restricted cash	14,755	15,376
Accounts receivable, net	167,786	179,320
Retainage receivables	101,779	112,264
Contract assets	366,607	483,181
Other current assets	30,326	19,326
Total current assets	733,966	881,652

Property and equipment, net	107,305	116,328
Right-of-use assets	10,524	14,897
Investments - unconsolidated entities	129,696	126,705
Investments - limited liability companies	2,323	2,590
Investments - private equity	2,588	2,699
Deferred tax asset	3	54,531
Goodwill	1,528	1,528
Intangible assets, net	1,180	1,180
Other noncurrent assets	167	1,539
Total noncurrent assets	255,314	321,997
Total assets	989,280	1,203,649

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$224,915	$191,670
Retainage payable	36,977	33,622
Accrued liabilities	80,011	91,515
Current portion of long-term debt	53,731	44,525
Short-term lease liabilities	6,808	10,104
Contract liabilities	252,543	249,706
Total current liabilities	654,985	621,142

Long-term debt	203,971	255,625
Long-term lease liabilities	16,403	10,791
Deferred tax liabilities	3,032	292
Financing obligations, net	41,440	41,468
Long-term accrued liabilities	58,075	58,075
Other noncurrent liabilities	143,880	40,847
Total long-term liabilities	466,801	407,098
Total liabilities	1,121,786	1,028,240

Commitments and contingencies (see Note 17)

Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, authorized 50,000,000 shares, none issued and outstanding as of December 31, 2025 and December 31, 2024	-	-
Common stock, $0.0001 par value, authorized 500,000,000 shares, 54,113,036 and 53,936,411 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	5	5
Additional paid-in-capital	293,237	292,173
Accumulated deficit	(431,158)	(124,618)
Accumulated other comprehensive loss	(3,018)	(3,902)
Total stockholders’ equity (deficit)	(140,934)	163,658
Noncontrolling interest	8,428	11,751
Total equity (deficit)	(132,506)	175,409
Total liabilities and equity	$989,280	$1,203,649

Condensed Consolidated Statement of Cash Flows

	Year Ended
(Amounts in thousands)	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net loss	$(308,363)	$(105,528)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,213	23,298
Amortization of deferred financing costs	1,858	-
Loss on extinguishment of debt	-	246
Deferred taxes	57,258	(44,751)
Share-based compensation	1,184	2,049
Gain on sale of assets	(2,273)	(3,439)
Foreign currency remeasurement gain	(49)	(12)
Loss from equity method investments	1,291	415
TZC investment present value accretion	-	(3,367)
Loss (gain) on trading securities, net	(292)	224
Changes in assets and liabilities:
Accounts receivable	23,070	9,924
Contract assets	116,841	70,713
Other current assets	(11,001)	757
Right-of-use assets	4,374	(2,410)
Accounts payable and accrued liabilities	23,617	(3,652)
Contract liabilities	2,828	56,426
Operating lease liabilities	(4,369)	2,538
Other noncurrent liabilities	89,069	-
Other	(1,675)	(1,504)
Net cash provided by operating activities	16,581	1,927

Cash flows from investing activities:
Purchase of property and equipment	(3,846)	(7,416)
Proceeds from sale of property and equipment	6,549	6,513
Purchase of trading securities	-	(89)
Proceeds from the sale of trading securities	403	401
Distributions received from investees	934	4,069
Capital contribution to unconsolidated investments	(915)	(250)
Return of investment in limited liability company	267	-
Net cash provided by investing activities	3,392	3,228

Cash flows from financing activities:
Borrowings on revolving credit facility	-	5,000
Payments on revolving credit facility	-	(95,000)
Borrowings on notes payable	-	168,127
Payments on notes payable	(50,708)	(89,781)
Proceeds from financing obligations	-	42,500
Payments of deferred financing costs	(297)	(7,982)
Pre-payment premium	-	(246)
Advances from (to) related parties	(3)	12
Payments on finance lease and financing obligations	(1,350)	(5,481)
Capital contributions from noncontrolling members	-	1,838
Distribution to members	(1,808)	-
Payment of taxes related to net share settlement of RSUs	(120)	(206)
Proceeds from advancement of surety funds	14,135	-
Net cash provided by (used in) financing activities	(40,151)	18,781

Effect of exchange rate on cash	85	(195)

Net increase (decrease) in cash and cash equivalents and restricted cash	(20,093)	23,741
Beginning of period	87,561	63,820
End of period	$67,468	$87,561

Supplemental cash flow information
Cash paid for income taxes	$1,163	$1,561
Cash paid for interest	$35,281	$28,047
Non-cash investing and financing activities:
Lease assets obtained in exchange for new leases	$12,088	$18,718
Assets obtained in exchange for notes payable	$6,723	$27,365
Related party payable exchanged for note payable	$-	$3,797
Conversion of promissory notes payable to equity	$-	$20,000
Distribution to joint venture partner	$-	$276

Conference Call

Southland will host a conference call at 10:00 a.m. Eastern Time on Friday, March 27, 2026. The call may be accessed here, or at www.southlandholdings.com. Following the conference call, a replay will be available on Southland’s website.

About Southland

Southland is a leading provider of specialized infrastructure construction services. With roots dating back to 1900, Southland and its subsidiaries form one of the largest infrastructure construction companies in North America, with experience throughout the world. The company serves the bridges, tunnelling, communications, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipeline end markets. Southland is headquartered in Grapevine, Texas.

For more information, please visit Southland’s website at southlandholdings.com.

Non-GAAP Financial Measures

This press release includes certain unaudited financial measures not presented in accordance with generally accepted accounting principles (“GAAP”), including but not limited to earnings before interest, taxes, depreciation, and amortization (“EBITDA”), backlog, and certain ratios and other metrics derived therefrom. Note that other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. Further, these non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. Southland believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Southland’s financial condition and results of operations. Southland also believes that these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which items of expense and income are excluded or included in determining these non-GAAP financial measures.

Please see the accompanying table for reconciliations of the following non-GAAP financial measures for Southland’s current and historical results: EBITDA (non-GAAP financial measures) to net income (loss) attributable to common stock.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Southland’s current beliefs, expectations and assumptions regarding the future of Southland’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Southland’s control. Southland’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by Southland in this press release is based only on information currently available to Southland and speaks only as of the date on which it is made. Southland undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Southland Contacts:

Keith Bassano

Chief Financial Officer

kbassano@southlandholdings.com

Alex Murray

Corporate Development & Investor Relations

amurray@southlandholdings.com